Auto-Callable Enhanced Return Barrier Notes Linked to the Solactive Equal Weight U.S. Autonomous Economy AI Select AR Index Due May 3, 2028

PRODUCT CHARACTERISTICS
•	Call Feature — If, on the Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called for a return of at least 14% (to be determined on the Trade Date). No further payments will be made on the Notes.
•	Enhanced Return Potential — If the Notes are not automatically called and the Final Underlier Value is greater than the Initial Underlier Value, at maturity, investors will receive a return equal to 150% of the Underlier Return.
•	Contingent Return of Principal at Maturity — If the Notes are not automatically called and the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Barrier Value, at maturity, investors will receive the principal amount of their Notes. If the Notes are not automatically called and the Final Underlier Value is less than the Barrier Value, at maturity, investors will lose 1% of the principal amount of their Notes for each 1% that the Final Underlier Value is less than the Initial Underlier Value.
KEY TERMS
Issuer:	Royal Bank of Canada (“RBC”)
CUSIP:	78017KZE5
Underlier:	The Solactive Equal Weight U.S. Autonomous Economy AI Select AR Index (Bloomberg symbol “SOLUSEIA”)
Trade Date:	April 30, 2025
Issue Date:	May 5, 2025
Valuation Date:	April 28, 2028
Maturity Date:	May 3, 2028
Call Feature:	If, on the Call Observation Date, the closing value of the Underlier is greater than or equal to the Initial Underlier Value, the Notes will be automatically called. Under these circumstances, investors will receive on the Call Settlement Date per $1,000 principal amount of Notes an amount equal to at least $1,140 (at least 114% of the principal amount), to be determined on the Trade Date. No further payments will be made on the Notes.
Call Observation Date:	May 6, 2026
Call Settlement Date:	May 11, 2026
Payment at Maturity:

If the Notes are not automatically called, investors will receive on the Maturity Date per $1,000 principal amount of Notes:

•   If the Final Underlier Value is greater than the Initial Underlier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return × Participation Rate)

•   If the Final Underlier Value is less than or equal to the Initial Underlier Value, but is greater than or equal to the Barrier Value: $1,000

•   If the Final Underlier Value is less than the Barrier Value, an amount equal to:

$1,000 + ($1,000 × Underlier Return)

If the Notes are not automatically called and the Final Underlier Value is less than the Barrier Value, you will lose a substantial portion or all of your principal amount at maturity.

KEY TERMS (continued)
Participation Rate:	150% (applicable only at maturity if the Notes are not automatically called)
Barrier Value:	70% of the Initial Underlier Value
Underlier Return:	Final Underlier Value – Initial Underlier Value Initial Underlier Value
Initial Underlier Value:	The closing value of the Underlier on the Trade Date
Final Underlier Value:	The closing value of the Underlier on the Valuation Date
PAYOFF DIAGRAM (IF THE NOTES ARE NOT AUTOMATICALLY CALLED)

This document provides a summary of the terms of the Notes. Investors should carefully review the accompanying preliminary pricing supplement, product supplement, index supplement, prospectus supplement and prospectus, as well as “Selected Risk Considerations” below, before making a decision to invest in the Notes:

https://www.sec.gov/Archives/edgar/data/1000275/000095010325004170/
dp227003_424b2-us2428seia.htm

The initial estimated value of the Notes determined by us as of the Trade Date, which we refer to as the initial estimated value, is expected to be between $912.00 and $962.00 per $1,000 principal amount of Notes and will be less than the public offering price of the Notes. We describe the determination of the initial estimated value in more detail in the accompanying preliminary pricing supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read also the “Selected Risk Considerations” section of the accompanying preliminary pricing supplement and the “Risk Factors” sections of the accompanying prospectus, prospectus supplement, index supplement and product supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

•	You May Lose a Portion or All of the Principal Amount at Maturity.
•	Your Potential Payment If the Notes Are Automatically Called Is Limited.
•	The Notes Do Not Pay Interest, and Your Return on the Notes May Be Lower Than the Return on a Conventional Debt Security of Comparable Maturity.
•	The Notes Are Subject to an Automatic Call.
•	Payments on the Notes Are Subject to Our Credit Risk, and Market Perceptions about Our Creditworthiness May Adversely Affect the Market Value of the Notes.
•	Any Payment on the Notes Will Be Determined Based on the Closing Values of the Underlier on the Dates Specified.
•	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain.
•	There May Not Be an Active Trading Market for the Notes; Sales in the Secondary Market May Result in Significant Losses.
•	The Initial Estimated Value of the Notes Will Be Less Than the Public Offering Price.
•	The Initial Estimated Value of the Notes Is Only an Estimate, Calculated as of the Trade Date.
•	Our and Our Affiliates’ Business and Trading Activities May Create Conflicts of Interest.
•	RBCCM’s Role as Calculation Agent May Create Conflicts of Interest.
•	RBCCM Coordinated with the Index Sponsor in the Development of the Underlier and the Underlying Index.
•	You Will Not Have Any Rights to the Securities Included in the Underlying Index.
•	The Underlier Has a Limited Operating History and May Perform in Unanticipated Ways.
•	The Underlier Is Subject to an Adjustment Factor That Will Adversely Affect the Underlier Performance.
•	Any Potential Benefit From the Gross Total Return Feature of the Underlying Index Will Be Reduced by the Adjustment Factor Applied to the Underlier.
•	There Is No Guarantee That the Index Methodology of the Underlier or the Underlying Index Will Be Successful.
•	The Underlier May Not Meet Your Expectations Concerning Exposure to Artificial Intelligence Sector.
•	The Underlying Index Constituents Are Not Expected to Change During the Term of the Notes, and Are Limited in Number.
•	Dividends and Distributions of the Underlying Index Constituents May Vary When Compared to Historical Levels.
•	The Underlying Index Constituents Are Concentrated in the Technology Sector.
•	The Notes Are Subject to Risks Relating to Non-U.S. Securities.
•	We May Accelerate the Notes If a Change-in-Law Event Occurs.
•	Any Payment on the Notes May Be Postponed and Adversely Affected by the Occurrence of a Market Disruption Event.
•	Adjustments to the Underlier or the Underlying Index Could Adversely Affect Any Payments on the Notes.

Royal Bank of Canada has filed a registration statement (including a product supplement, index supplement, prospectus supplement and prospectus) with the SEC for the offering to which this document relates. Before you invest, you should read those documents and the other documents that we have filed with the SEC for more complete information about us and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent or any dealer participating in this offering will arrange to send you those documents if you so request by calling toll-free at 1-877-688-2301.

As used in this document, “Royal Bank of Canada,” “we,” “our” and “us” mean only Royal Bank of Canada. Capitalized terms used in this document without definition are as defined in the accompanying preliminary pricing supplement.

Registration Statement No. 333-275898; filed pursuant to Rule 433